Exhibit 99.77C

ITEM 77C.   MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

                          ANNUAL MEETING PROXY RESULTS

The Annual Meeting of Shareholders of the Fund was held on May 11, 2006. The description of each matter voted upon and the number of shares voted is as follows:

                                            FOR              WITHHELD
                                            ---              --------
1. Election of Directors*

    Directors elected by the
    holders of the Fund's
    common stock:
      Christian H. Poindexter .......    197,569,899         4,231,459
      David J. Vitale ...............    197,616,242         4,185,116

    Director elected by
    the holders of the Fund's
    preferred stock:
      Nancy Lampton .................          4,470                 0

                                             FOR         AGAINST     ABSTENTIONS
                                             ---         -------     -----------
2.  Proposal to amend and
    restate the Fund's charter to
    amend certain provisions
    governing Series A, B, C,
    D and E of the Fund's
    Remarketed Preferred Stock ......    191,547,065    4,841,041     5,417,722

* Directors whose term of office continued beyond this meeting are Stewart E. Conner, Connie K. Duckworth, Robert J. Genetski, Francis E. Jeffries and Carl
    F. Pollard.